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                                                       Exhibit 11.1
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                          EARNINGS PER SHARE
                         PRIMARY COMPUTATION
             Years Ended June 30, 1993, 1994 and 1995
        ($ in millions except share and per share amounts)


                                         1995         1994          1993
                                        ------       ------       -------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings (loss) from continuing
      operations                        $184.1       $107.4       $(113.8)
    Deduct dividends on 4 Percent
      cumulative preferred stock           (.4)         (.4)          (.4)
                                        -------      -------      --------
    Earnings (loss) from continuing
      operations available for common
      shareholders                       183.7        107.0        (114.2)
    Loss from discontinued operations     (3.8)        (3.6)         (6.0)
    Cumulative effect of accounting
      changes                                                       (80.6)
                                        -------      -------      --------
    Available for common shareholders   $179.9       $103.4       $(200.8)
                                        =======      =======      ========



Number of common and common equivalent
  shares:
  Weighted average shares outstanding 76,687,154 76,809,532 76,269,208 Shares issuable upon exercise of stock options, net of shares
    assumed to be repurchased              770,960      797,884    1,139,460
                                        ----------   ----------   ----------
                                        77,458,114   77,607,416   77,408,668
                                        ==========   ==========   ==========


Earnings (loss) per common and common
  equivalent share:
  Continuing operations                 $2.37        $1.38        $(1.48)
  Discontinued operations                (.05)        (.05)         (.08)
  Accounting changes                                               (1.04)
                                        ------       ------       -------
  Net earnings (loss)                   $2.32        $1.33        $(2.60)
                                        ======       ======       =======

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